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                                                                    Exhibit 99.1

                               DANAHER CORPORATION
                            2099 PENNSYLVANIA AVENUE
                                   12/TH/ FLOOR
                             WASHINGTON, D.C. 20006
                   TELEPHONE (202)-828-0850 FAX (202)-828-0860


FOR IMMEDIATE RELEASE                         CONTACT:   Patrick Allender
                                                         Chief Financial Officer
                                                         (202) 828-0850


                        DANAHER ANNOUNCES PUBLIC OFFERING
                                 OF COMMON STOCK
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         March 5, 2002 - Danaher Corporation (NYSE:DHR) announced that it intends to offer approximately 5,000,000 shares of common stock in a public offering. There will be no management or employee shares in the offering. There will be an additional 750,000 shares subject to the underwriters' over-allotment option.

         The shares will be offered under Danaher's shelf registration statement initially filed with the Securities and Exchange Commission on February 22, 2002 and declared effective March 5, 2002. Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as joint bookrunning lead managers for the offering, and Banc of America Securities LLC, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are acting as co-managers. Danaher intends to use net proceeds from the offering for general corporate purposes including debt reduction.

         Danaher is a leading manufacturer of Process/Environmental Controls and Tools and Components.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Salomon Smith Barney Inc. at 388 Greenwich Street, New York, New York 10013 or Lehman Brothers Inc. at 745 7/th/ Avenue, New York, New York 10019.

         Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's SEC filings.

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